UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

PURAMED BIOSCIENCE®, INC.
(Exact name of registrant as specified in its charter)

Minnesota	00-52771	20-5510104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1326 Schofield Avenue
Schofield, WI 54476
       (Address of principal executive offices)

(715) 359-6373
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective February 22, 2012, the board of directors of PuraMed BioScience®, Inc (the “company”) has made compensation determinations with respect to the Company’s named executive officers.

Sue Baacke was appointed as the new Chief Financial Officer of the Company in January 2010.  As a result of her promotion the Board approved a new annual base salary of $72,000 (from $52,000).  Ms. Baacke distinguished herself in her previous role as the company’s controller.  Her responsibilities included preparing financial statements, tax returns, and production control. Ms. Baacke received her CPA License in August 2010.

Russell Mitchell the company’s Chief Executive Officer received a new annual base salary of $168,000 (from $96,000).  Mr. Mitchell increase was due in part to the sharp increase in the company’s revenue as reported in the December 2011, 10-Q which was filed on February 14, 2012.  The increased revenue was due to the successful retail roll-out of the company’s flagship product, LipiGesic®M at the top two national retail drug chains; Walgreens and CVS.  As a result the company’s Migraine Headache Relief product is now available at over 14,750 combined outlets.  Mr. Mitchell was also awarded 200,000 Cashless Warrants with a strike price of $0.25 in consideration for his role in gaining retail distribution with the CVS national retail drug chain.  These warrants will have a three-year term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PURAMED BIOSCIENCE®, INC.

February 24, 2012	By:	/s/ Russell W. Mitchell
Name: Russell W. Mitchell
Title: Chief Executive Officer